EXHIBIT 99.1

For Information Contact: (954) 489-4000

Larry Wahl – ext.7225

Alex Riethmiller – ext. 7535

SportsLine.com, Inc. and CBS Broadcasting Inc. Amend Agreement

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Contractual Payments to CBS Revised; Viacom’s ownership to remain under 40% upon April 1, 2003 payment

Fort Lauderdale, FL (March 6, 2003)—SportsLine.com (NASDAQ: SPLN) today announced that it had entered into an amendment to its agreement with CBS Broadcasting Inc., a unit of Viacom Inc. (NYSE: VIA), pursuant to which SportsLine.com operates its flagship Web site, CBS SportsLine.com. The amendment provides for a change in the annual payment schedule whereby CBS receives SportsLine.com common stock in exchange for promotion of the CBS SportsLine.com Web site.

In connection with the amendment, CBS has withdrawn its previous request that SportsLine.com file a registration statement with respect to the 11.4 million shares of common stock currently held by it. Including the shares owned by CBS, Viacom currently is the beneficial owner of approximately 31% of SportsLine.com’s outstanding common shares.

The agreement with CBS requires SportsLine.com, among other obligations, to issue to CBS $20 million worth of its common stock on each of April 1, 2003, July 1, 2004, October 1, 2005 and January 1, 2007. The amendment limits the number of shares that SportsLine.com will issue to CBS on April 1, 2003 to a number of shares that will not increase Viacom’s beneficial ownership of SportsLine.com’s outstanding shares above 39.9% while maintaining the aggregate payment amounts over the term of the agreement. Based on Viacom’s current ownership level and the number of shares of SportsLine.com common stock currently outstanding, it is expected that SportsLine will issue approximately 5.6 million shares of common stock to CBS on April 1, 2003. The 5.6 million shares will be valued based on the fair market value of SportsLine.com’s common stock on April 1, 2003 and the remainder of the $20 million obligation will be deferred until July 1, 2004.

On July 1, 2004, SportsLine.com will be obligated to issue common stock to CBS with a fair market value on that date equal to $20 million plus the deferred portion of the April 2003 payment. In the event that this issuance of common stock in July 2004 would cause Viacom’s ownership interest in SportsLine.com to be in excess of 49.9%, SportsLine.com would be obligated to issue only that number of shares of common stock that would bring Viacom’s ownership interest to 49.9%. The remainder of the July 2004 payment would be required to be satisfied in cash, up to a maximum of $5.0 million, and if such cash payment did not fully satisfy the remaining obligation, SportsLine.com will have the option to satisfy the remaining obligation in cash and/or stock. In the event that SportsLine.com elects to pay any of the remaining obligation in stock and such issuance would cause Viacom’s ownership interest to exceed 49.9%, CBS may elect to defer that portion of the July 2004 payment until October 1, 2005 at which time SportsLine will be obligated to issue common stock to CBS with a fair market value on that date equal to $20 million plus any deferred portion of the July 2004 payment.

About SportsLine.com, Inc.

SportsLine.com (Nasdaq:SPLN) is at the leading edge of media companies providing Internet sports content, community and e-commerce. As the publisher of CBS SportsLine.com and the official Web sites of the NFL, PGA TOUR and NCAA Sports, the Company serves as one of the most comprehensive sports information sources available, containing an unmatched breadth and depth of multimedia sports news, information, entertainment and merchandise. SportsLine.com also serves as a primary sports content provider for America Online.

Note: This press release contains forward-looking statements, which involve risks and uncertainties. SportsLine.com’s actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, dependence on advertising revenues, which are difficult to forecast, the growth rate of the Internet, constantly changing technology and market acceptance of the company’s products and services. Investors are also directed to consider the other risks and uncertainties discussed in SportsLine.com’s Securities and Exchange Commission filings, including those discussed under the caption “Risk Factors That May Affect Future Results” in SportsLine.com’s latest Annual Report on Form 10-K. SportsLine.com undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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